EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

(1) Hunter Bates Mining Corporation, a Minnesota corporation, 100% owned by Standard Gold, Inc.

(2) Gregory Gold Producers, Inc., a Colorado corporation, 100% owned by Hunter Bates Mining Corporation.